SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                   /x/

Filed by a Party of than the Registrant   / /

Check the appropriate box:

/ /      Preliminary Proxy Statement

/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

/x/      Definitive Proxy Statement

/ /      Definitive Additional Materials

/ /      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                  Mestek, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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         0-11.

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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)      Date Filed:

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held June 3, 2003

To The Shareholders of Mestek, Inc.:

         Please take notice that the Annual Meeting of the Shareholders of Mestek, Inc. (the "Company") will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts adjacent to the Company's headquarters, on Tuesday, June 3, 2003 at 11:00 a.m. local time, for the following purposes:

1. To elect a Board of eight (8) Directors for one-year terms, each to hold office until his or her successor is elected and qualified or he or she shall resign or be removed.
2. To approve the appointment by the Board of Directors of Grant Thornton LLP as independent accountants to audit the books of the Company for the year ending December 31, 2003.
3. To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

         Pursuant to the By-Laws of the Company, the Board of Directors has, by resolution, fixed the close of business on April 11, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 2002, which has been mailed to all shareholders. Please refer to it for information concerning the affairs of the Company. The Annual Report does not constitute proxy-soliciting material.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE SIGN THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING.

                                       By Order of the Board of Directors
                                       Mestek, Inc.

                                       TIMOTHY P. SCANLAN, Secretary

260 North Elm Street
Westfield, Massachusetts
March 31, 2003

                                 GENERAL OFFICES
                              260 North Elm Street
                         Westfield, Massachusetts 01085

                                 March 31, 2003


                                 PROXY STATEMENT
                  FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                  June 3, 2003
                                     Tuesday


                     SOLICITATION AND REVOCATION OF PROXIES

         The accompanying proxy is solicited by and on behalf of the Board of Directors of Mestek, Inc., hereinafter referred to as "Mestek" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons.

         If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

                                  VOTING RIGHTS

         The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its Common Stock at the close of business on April 11, 2003, the record date. As of March 30, 2003, there were issued and outstanding 9,610,135 shares of Common Stock of the Company, 8,721,603 of which are entitled to vote. The Company is not entitled to vote the shares of Common Stock held in the treasury. As of March 30, 2003 there were 888,532 shares of Common Stock held in the treasury. The Company will also not be entitled to vote any shares added to the treasury from March 30, 2003 to the record date.


         Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting, except that, with respect to the election of directors, cumulative voting is permitted. Cumulative voting means that each shareholder is entitled to as many votes as are equal to the number of shares which the shareholder owns multiplied by the number of directors to be elected in the same election, and that the shareholder may cast all of such votes for a single nominee for director or may distribute them among two or more nominees, as the shareholder may see fit. There are eight (8) directors to be elected at the Annual Meeting to be held June 3, 2003. Discretionary authority to cumulate votes is solicited by the Board of Directors with respect to the election of directors in those cases in which no direction is made on the proxy card. Therefore, in such elections, unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon (unless otherwise indicated) and in favor of Proposal 2.

                              FINANCIAL STATEMENTS

         The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2002, are included in the Company's 2002 Annual Report to Shareholders which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy-soliciting material.

                              SHAREHOLDER PROPOSALS

         Proposals, which shareholders wish to present for consideration at the Annual Meeting to be held in 2004, must be received at the Company's General Offices no later than December 31, 2003 in order to be included in the Company's proxy statement relating to such meeting.

                               EXECUTIVE OFFICERS

         The executive officers of the Company in addition to Mr. J.E. Reed, whose biography appears in the section entitled "ELECTION OF DIRECTORS" below, are the following:

James A. Burk              Age 57                    Vice President since 1986

         Prior to the merger of Mestek, Inc. and Reed National Corp. ("Reed"), Mr. Burk had been a Vice President of Reed since 1975. Mr. Burk had been employed in a number of manufacturing management positions by Reed since 1965. Mr. Burk is the son of E. Herbert Burk, a former Director of the Company.


R. Bruce Dewey    Age 51                  President and Chief Operating Officer
                                                         since 2001.

         Mr. Dewey was named President and Chief Operating Officer in September 2001 and was Senior Vice President from 1994 to 2001 and Secretary from 1992 to 2001. Mr. Dewey was General Counsel prior to 1999 and Vice President-Administration prior to 1994. Prior to joining Mestek in 1990, Mr. Dewey was an attorney in private practice in Seattle, Washington most recently with Cairncross, Ragen & Hempelmann from 1987 to 1990. Prior to the merger of Mestek, Inc. and Reed National Corp., Mr. Dewey had been Assistant to the President of Reed from 1979 to 1983 and had been affiliated with the Cooper-Weymouth, Peterson division of Reed from 1975 to 1979.


William S. Rafferty            Age 51      Executive Vice President since 2001.

         Mr. Rafferty was Senior Vice President-HVAC Products from 1999 to September 2001, Senior Vice President of Sales and Marketing from 1991 to 1999, and Vice President of Marketing prior to 1991. Prior to joining Mestek in 1990, Mr. Rafferty was Senior Vice President of Sales and Marketing of Taco, Inc., from 1984 to 1990, and held a number of sales and marketing management positions with The Trane Company from 1974 to 1984.


Stephen M. Shea       Age 46            Senior Vice President-Finance since 1994
                                         and Chief Financial Officer since 1990.

         Mr. Shea was Vice President-Finance prior to 1994. Mr. Shea was Controller of the Company from 1987 to 1990 and was Manager of Corporate Planning from 1986 to 1987, holding the same position at Reed National Corp. from 1985 to 1986. Prior to joining Reed in 1985, Mr. Shea was a Certified Public Accountant with the Hartford, Connecticut accounting firm of Spitz, Sullivan, Wachtel & Falcetta from 1979 to 1985.

                             EXECUTIVE COMPENSATION

         Consistent with the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, there is shown below information concerning the annual compensation (salary, bonus and other) for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 2002, 2001 and 2000, of those persons who were at December 31, 2002 (a) the Chief Executive Officer of the Company and (b) the other four most highly compensated executive officers of the Company who were serving in such capacity at December 31, 2002, as determined by the Directors.


                           SUMMARY COMPENSATION TABLE

         Under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission, all suggested columns and headings relating to forms of compensation not offered by the Company have been omitted for presentation in the Summary Compensation Table below.

                                                                                       LONG-TERM COMPENSATION
                                              ANNUAL COMPENSATION ($)
                                              -------------------
                                                                                        Securities
                                                                                        Underlying
   Name and                                                                               Options        All Other
   Principal Position                 Fiscal                                              Granted      Compen-sation
                                       Year       Salary        Bonus (1)   Other (2)  (Shares) (3)       (4) ($)
   ---------------------------------- ------- ---------------- ------------ ---------- -------------- ----------------
   John E. Reed, Chairman of the       2002           262,000      320,000          0              0            7,788
   Board and Chief Executive
   Officer (5)
                                       2001           262,000      400,000          0              0            7,914
                                       2000           262,000      450,000          0              0            7,422
   ---------------------------------- ------- ---------------- ------------ ---------- -------------- ----------------
   R. Bruce Dewey, President           2002           224,425       80,000          0              0           24,189
   and Chief Operating Officer (6)
                                       2001           199,715      100,000          0         25,000           23,895
                                       2000           174,980      117,500          0              0           23,849
   ---------------------------------- ------- ---------------- ------------ ---------- -------------- ----------------
   William S. Rafferty, Executive      2002           199,615      102,780          0              0           27,679
   Vice President
                                       2001           184,797       92,975          0              0           27,879
                                       2000           174,690       92,615          0              0           27,858
   ---------------------------------- ------- ---------------- ------------ ---------- -------------- ----------------
   Stephen M. Shea, Senior Vice        2002           155,885       60,000          0              0           19,192
   President-Finance
                                       2001           149,760      100,000          0              0           17,577
                                       2000           136,375       95,000          0              0           17,616
   ---------------------------------- ------- ---------------- ------------ ---------- -------------- ----------------
   James A. Burk,                      2002           119,550      106,845          0              0           32,905
   Vice President
                                       2001           115,910       91,350          0              0           32,385
                                       2000           112,385      124,620          0              0           36,130

                                       NOTES TO SUMMARY COMPENSATION TABLE

(1) Certain executive officers whose corporate responsibilities are applicable to all segments of the Company's business historically have been paid, and in some cases are contractually entitled to be paid, bonuses based on the company-wide profits during each fiscal year (the "Executive Officer Bonus Policy"). Under the Executive Officer Bonus Policy, the bonus for an eligible executive officer is equal to the sum of percentages (which may be different for each participant) of the Company's operating profits in excess of a specified return on the Company's tangible net worth plus borrowed capital as of January 1 of the fiscal year and after deduction for all other bonuses, on the first $5,000,000 of operating profits for the first tier and in excess of $5,000,000 of operating profits for the second tier. Messrs. J.E. Reed, S.M. Shea and R.B. Dewey were the only participants in the Executive Officer Bonus Policy for 2002. Mr. J.E. Reed is contractually entitled to participate in the Executive Officer Bonus Policy. In 2002, Mr. J.E. Reed was entitled to receive ten percent (10%) under the first tier bonus and five percent (5%) under the second tier bonus. All officers of Mestek, other than those participating under the Executive Officer Bonus Policy in a given year, and certain other key employees involved in the Company's operations, historically have been paid annual bonuses based on the profitability of the individual business units (termed "profit centers" by the Company) to which such persons are assigned and for which they have specific responsibility (the "Key Employee Bonus Policy"). Under the Key Employee Bonus Policy, the bonus for an eligible executive officer is equal to a percentage (which may be different for each participant) of the amount by which the operating profits of each profit centers to which an officer or employee may be assigned in each fiscal year exceed a specified return on the average tangible net assets employed by such profit centers. Messrs. Rafferty and Burk were awarded bonuses under the Key Employee Bonus Policy for 2002.

(2) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation for 2000, 2001, and 2002 which would include the incremental costs to the Company of perquisites and personal benefits paid to any executive officer, are excluded because they are less than $50,000 or less than 10% of the total annual salary and bonus compensation for each of the individuals named in the Summary Compensation Table. Such perquisites may include, among others, the compensation attributable to the personal use of a Company automobile and compensation attributable to personal use of club memberships primarily used for business purposes.

(3) In 1996, the Board of Directors recommended, and the shareholders approved, the Mestek, Inc. 1996 Stock Option Plan which provides for the award of up to 500,000 shares of the Company's Common Stock to eligible officers and employees at the discretion of the Board of Directors. Pursuant to the Plan, several key employees of the Company were awarded stock options under the Plan. Among the executive officers of the Company, Messrs. S.M. Shea, W.S. Rafferty and R.B. Dewey received awards of stock options for 25,000 shares each in 1996. In January 1999, the Board granted stock options for 25,000 shares to each of Messrs. Rafferty and Dewey and for 15,000 shares to Mr. Shea. In December 2001, the Board granted stock options for 25,000 shares to Mr. Dewey. After the first year of the awards, the stock options vest over a five-year period in equal increments of 20% of the total stock option amount and expire after ten years. All stock options are exercisable at the applicable option price which is equal to the price of the Common Stock as of the grant date, which for the awards in 1996 is $13.75 per share, for the awards in 1999 is $20.00 per share, and for the award in 2001 is $23.25 per share.

(4) In accordance with the revised proxy rules on executive officer compensation adopted by the Securities and Exchange Commission, amounts of All Other Compensation for 2000, 2001, and 2002 include: the cost of premiums for life insurance and AD&D having a benefit in excess of $50,000 under which the Company is not a beneficiary; the costs to the Company of the contributions by the Company to each executive officer under the Company's 401(k) Plan (whereby the Company matches each $1.00 of employee contribution with $0.25 up to the first 6% of salary and bonus); the Company's contributions on behalf of each executive officer to the Mestek, Inc. Profit Sharing Plan, whereby the Company contributes three percent (3%) of annual base salary up to the OASDI maximum of $84,900 (in
2002) and six percent (6%) of annual base salary for amounts of compensation in excess of the OASDI maximum of $84,900 for 2002 (as limited in accordance with the Employee Retirement Income Security Act); and premiums paid by the Company to fund a Supplemental Executive Retirement Plan whereby eligible participants, if they have not forfeited their rights by failing to continue employment with the Company until attaining age 65 (subject to certain change of control provisions), receive (i) a retirement benefit of $2,000 to $3,000 (depending upon eligibility) per month for life after retirement from the Company, (ii) a "monthly survivor annuity" benefit upon death equal to half the amount payable under the retirement benefit or (iii) a disability benefit equal to the retirement benefit.

(5) Mr. J.E. Reed is employed under an agreement with the Company which is automatically extended for one-year periods unless either party gives the other sixty (60) days notice of termination. The contract specifies a certain base salary to be reviewed annually by the Board of Directors of the Company. The base salary under this contract for 2002 was $262,000. The contract provides for continuation of salary for six (6) months in the case of death and for twelve
(12) months, with the contractual bonus, described above, in the case of incapacitation. The contract provides for Mr. J.E. Reed to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

(6) On September 9, 1999, Mr. Dewey was appointed President and Chief Executive Officer of Simione Central Holdings, Inc., now known as CareCentric, Inc., a company into which MCS, Inc., a wholly-owned subsidiary of the Company was merged on March 7, 2000. Prior to March 29, 2002, the Company held a significant amount of the voting stock of CareCentric and continues to hold an equity interest in CareCentric. From September 9, 1999 to October 31, 2001, Mr. Dewey spent approximately 75% of his time handling CareCentric matters and 25% of his time on those of the Company. CareCentric is responsible to Mestek for approximately $137,500 of salary paid for the services performed by Mr. Dewey in 2001. In addition, Mr. Dewey was granted options to purchase shares of CareCentric common stock as follows: 30,000 Incentive Stock Options in September, 1999; 25,000 Non-qualified Stock Options in November, 2000; and 175,000 Incentive Stock Options in November, 2000. Effective November 1, 2001, Mr. Dewey resigned as President and Chief Executive Officer of CareCentric and the Company has paid 100% of Mr. Dewey's salary since that date.


                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The following table sets forth information with respect to the executive officers concerning the exercise of options during the last fiscal year and the unexercised options held as of the end of the last fiscal year. There were no options exercised during the fiscal year ended December 31, 2002.

                         Number of Securities Underlying Options at     Value of Unexercised In-the-Money Options
                                        Year End 2002                              at Year End 2002 (1)
         Name
                              Exercisable           Unexercisable           Exercisable           Unexercisable
John E. Reed                                 0                      0                     $0                     $0
R. Bruce Dewey                          50,000                 25,000               $104,500                     $0
William S. Rafferty                     45,000                  5,000               $104,500                     $0
Stephen M. Shea                         37,000                  3,000               $104,500                     $0
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

  (1) Dollar values were calculated by determining the difference between the New York Stock Exchange Composite closing price of the Company's common stock at December 31, 2002 ($17.93 per share), and the exercise price of the options. As of December 31, 2002, the exercise price of the options granted in 1999 ($20.00) and the options granted in 2001 ($23.25) exceeded the year-end closing price.

                  BOARD OF DIRECTORS AND DIRECTORS COMPENSATION

         The Mestek Board of Directors consists of eight Directors, six of whom have been determined by the Board to be independent directors under the requirements set forth in the Corporate Governance Guidelines of the Board, which are consistent with proposed New York Stock Exchange Listing Rules. Our Board's Governance Guidelines are enclosed with this Proxy Statement in Appendix A and can be found at the Company's website at www.mestek.com.

         Directors of Mestek who are not employees or former employees of the Company were paid in 2002 an annual retainer of $6,000 (paid quarterly), a fee of $1,500 for each Board Meeting attended (including meetings of subsidiary Boards) and a fee of $500 for each meeting of each Committee of the Board of Directors and each Special Assignment attended, or a fee of $1,500 if such Committee meeting or Special Assignment attended is not held in conjunction with a Board Meeting. Mr. S.B. Reed, a director and former officer of the Company, earned $120,000 for consulting services performed for the Company in 2002. Certain members of Mestek's Board of Directors are also members of one or more of the subsidiary Boards.


           COMPENSATION COMMITTEE AND REPORT ON EXECUTIVE COMPENSATION

         This report of the Compensation Committee of the Board of Directors of the Company, and the attached Charter of the Compensation Committee, shall not be deemed to be "soliciting material" or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries. The Compensation Committee furnished the following report on Executive Compensation as required under the revised proxy rules on executive compensation adopted by the Securities and Exchange Commission. A copy of the Compensation Committee's Charter is attached to this Proxy Statement as Appendix B.

         Members of the Compensation Committee are: David W. Hunter, Chairman, Edward J. Trainor and William J. Coad, all of whom have been determined to be independent Directors under the requirements set forth in the Board's Corporate Governance Guidelines and the proposed New York Stock Exchange Listing Rules.


                                     REPORT


         The Compensation Committee of the Board of Directors (the "Committee"), which consists entirely of independent, non-employee Directors, has the responsibility for fixing the elements of a comprehensive compensation program for the Chief Executive Officer and the executive officers of the Company to provide rewards and create incentives for their performance in maintaining and improving the profitability of the Company and enhancing long-term shareholder value; reviewing the levels of compensation to be paid or granted to the Chief Executive Officer and the executive officers of the Company; and recommending to the full Board of Directors the levels of such compensation to be paid or awarded.

         The Compensation Committee is fully committed to the proposition that the compensation to be paid to the Chief Executive Officer and the executive officers of the Company should be fashioned in a manner so as to encourage initiatives by such officers which will promote the long-term growth and enhancement of the intrinsic value of the Company, with a view that the growth of the Company's intrinsic value will ultimately translate into the growth and enhancement of the interests of the shareholders in the Company. This compensation program is further intended to provide incentives to the executive officers based on compensation which is linked in part to the financial results of the Company. The Compensation Committee is also mindful of the need to attract and retain individuals possessing the vision and leadership skills necessary to continue the Company's growth into the future. With these propositions in mind, the Compensation Committee has based the compensation of the Company's executive officers upon three pillars: base salary, performance related bonuses based on the actual financial results of the Company measured against its pre-established business plans, and long-term incentives, including stock options, a supplemental retirement program and contractual change-in-control arrangements.

         Base salary. The Compensation Committee annually reviews the annual base salary of the Chief Executive Officer and the recommendations of the Chief Executive Officer of the annual base salary of the Company's other executive officers. The factors upon which the Compensation Committee determines the base salary of the Chief Executive Officer and the Company's other executive officers include the performance in the preceding year in meeting pre-established business plan goals, the extent to which each of the executive officers addressed changing circumstances affecting business plan goals as they arose during the year, and the results of actions taken in response to such circumstances, the level of responsibility within the Company, comparison of such compensation to that paid to executive officers in other companies of similar size and organization, and the contributions of the Chief Executive Officer and each of the Company's executive officers which will enhance the long range prospects of the Company, but the effects of which may not be immediately apparent. In 2002, the annual base salary of the Chief Executive Officer remained unchanged.

         Annual Bonus Plan. The bonus policies under which the Compensation Committee makes its recommendations to the full Board of Directors regarding performance-based cash bonuses are the Executive Officer Bonus Policy and the Key Employee Bonus Policy. An executive officer participates in only one bonus program.

         The Compensation Committee annually determines the eligible executive officers of the Company for participation in the Executive Officer Bonus Policy. The Compensation Committee also establishes the targets by which the Company's financial performance will be measured for purposes of the Executive Officer Bonus Policy, utilizing a specified rate of return on the Company's net investment in its businesses, and adopts any special bonuses or bonus programs for the executive officers. There are two separate tiers in the Executive Officer Bonus Policy for each executive officer participating therein, based on the operating profits of the Company. The first $5,000,000 of operating profits constitute the first tier, and amounts in excess of $5,000,000 of operating profits constitute the second tier. Each participating executive officer is assigned a percentage by the Compensation Committee in both the first and second tier based on their respective levels of performance and responsibility. The percentage of each participating executive officer is applied to the amounts by which the Company's operating profits exceed the specified targets of return on tangible net worth plus borrowed capital as of January 1st of the then current fiscal year, after deduction for all other bonuses and goodwill which are eliminated from net worth for this purpose. The percentages assigned to the Chief Executive Officer are determined by an employment contract with the Company that is reviewed annually by the Committee for amendment and renewal. In 2002, the Chief Executive Officer was entitled to receive ten percent (10%) under the first tier bonus, and five percent (5%) under the second tier bonus. The other executive officers who participated in the Executive Officer Bonus Policy in 2002 were R. Bruce Dewey and Stephen M. Shea.

         The Compensation Committee, based on the recommendations of the Chief Executive Officer, also selects executive officers eligible to participate in the Key Employee Bonus Policy, and establishes their respective participation percentage, as well as the targets for the specified return on tangible net assets employed. The percentage assigned by the Compensation Committee to each of the participating executive officers is made by reference to his or her level of performance, responsibility and contribution to the profitability of the various business units in which the executive officer is involved. The performance-based bonus earned by the executive officers in the Key Employee Bonus Policy is based on their respective participation percentage in the operating profits of the Company's individual business units in excess of a specified return on tangible net assets employed in such business unit. The specified return targets for the Key Employee Bonus Policy for 2002 vary by business unit, but were generally a twenty percent (20%) return. In 2002, William S. Rafferty and James A. Burk were the only executive officer participating in the Key Employee Bonus Policy.

         As demonstrated in the Summary Compensation Table, the performance-based cash bonuses paid to the Company's executive officers in 2002 are a major portion of their respective total compensation and thus the Compensation Committee's objective, of providing incentives to the Company's executive officers, based in part on the financial results of the Company, has been achieved.

         Other Compensation. The Compensation Committee also relies on several other compensation methods to attract and retain executive talent critical to the Company's operations by granting the opportunity to acquire a proprietary interest in the Company to selected senior executives under the Mestek 1996 Stock Option Plan; by providing a supplemental retirement plan which provides a fixed retirement benefit payable for the life of the participant after he or she reaches age 65, with payments to any surviving spouse or dependent at 50% of the amounts payable during the life of the participant and through a long-term disability benefit; and by providing individual policies for long-term disability insurance under which each of the executive officers may receive a benefit of $3,000 or $2,500 per month (depending upon eligibility) until age 65 in the event of a disability, subject to certain conditions including continued employment with the Company; and contractual arrangements between the Company and certain executive officers which provide for compensation payable to such executive officers in the event of a change in control of the Company. The Board has authorized such change-in contract agreements, but as of the date of this Proxy Statement, such agreements are not yet in effect.

         Stock Options granted under the Mestek Inc. 1996 Stock Option Plan, (which has previously been approved by the shareholders) provide incentives to the senior executives receiving such options in increasing stock price appreciation of the Company's common stock and thereby closely aligning their interests with the long-term interests of the shareholders, and also serves to retain senior executives by vesting in them a proprietary interest in the Company. Option exercise prices are set at 100% of the fair market value of the Company's common stock on the date of the grant. The options vest in 20% increments annually after one year from the date of the grant, and expire in ten years. The number of shares in each particular stock option is at the discretion of the Compensation Committee and upon the recommendation of the Chief Executive Officer. However, the total aggregate amount of stock options granted under the Mestek, Inc. 1996 Stock Option Plan is limited to 500,000 shares. Options to acquire 90,000 shares under the Plan were granted in 1996. Options to acquire 70,000 shares under the Plan were granted to senior executives in 1999 and options to acquire an additional 15,000 shares were granted to other officers in 1999; however, 4,000 shares of such grants have been forfeited. Options to acquire 25,000 shares under the Plan were granted to a senior executive by the Company in 2001.

         After considering all of the factors and making recommendations upon the annual base compensation and bonus formulae and percentage participations for the Chief Executive Officer and each of the other executive officers of the Company, the Compensation Committee presents this report to the full membership of the Board of Directors at its December meeting each year. The recommendations of the Compensation Committee for each of 2000, 2001 and 2002 were presented, discussed and voted upon, and approved in an Executive Session of the Board of Directors of the Company, Mr. J.E. Reed abstaining.

         In addition, each year the entire Board of Directors, based upon the recommendation of the Compensation Committee considers the percentage participation of all employees (including the Chief Executive Officer and the other executive officers of the Company) in the Company's Profit Sharing Plan. For the fiscal year ended December 31, 2002, the Compensation Committee recommended and the Board of Directors voted a Company contribution of three percent (3%) of annual base salary for all eligible employees up to the OASDI maximum of $84,900 and a Company contribution of six percent (6%) of annual base salary for all eligible employees for amounts in excess of the OASDI maximum of $84,900 (as limited in accordance with the Employee Retirement Income Security
Act).

DAVID W. HUNTER, Chairman, EDWARD J. TRAINOR, WILLIAM J. COAD, Members

                           AUDIT COMMITTEE AND REPORT

         This report of the Audit Committee of the Board of Directors of the Company and the attached Charter of the Audit Committee shall not be deemed to be "soliciting material" or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Audit Committee are officers or employees of the Company or any of its subsidiaries. The Audit Committee furnished the following report as required under the revised proxy rules adopted by the Securities and Exchange Commission. A copy of the Audit Committee's Charter is attached to this Proxy Statement as Appendix C.

         The Board of Directors has established and maintains an Audit Committee comprised of three of the Company's outside directors, all of whom have been determined to be independent Directors under the requirements set forth in the Board's Corporate Governance Guidelines and the current and proposed rules of the New York Stock Exchange. The Audit Committee is composed of Directors David
M. Kelly, Chairman, Winston R. Hindle, Jr. and George F. King.

         The Committee's primary function is to assist the Board of Directors in its oversight over the accounting and financial controls of the Company, and the Company's compliance with legal and regulatory requirements. The Audit Committee selects the independent auditors, reviews the scope of the audit and the results of the audit, approves permitted non-audit services (such as tax services), reviews the organization and scope of the Company's Internal Audit Staff and its Financial and Disclosure Controls Procedures. The Audit Committee also oversees management's efforts to establish and maintain a process for handling complaints or concerns relating to accounting or financial matters, as well as compliance issues generally.

         The Audit Committee acts pursuant to the Company's By-Laws and the Audit Committee Charter which was adopted by the Committee and the Board of Directors. The Audit Committee Charter is reviewed annually by the Audit Committee to determine the charter's adequacy to respond to the issues raised in the course of the Audit Committee's activities. The Audit Committee has acted under its charter.


                                     REPORT

         The Audit Committee met five times during the 2002 fiscal year and discussed with the Company's management the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements. The Audit Committee met in March 2003 to review and discuss with the Company's management and the independent auditors, together and separately, the audited financial statements of the Company for the fiscal year ended December 31, 2002. Management has the responsibility for preparation of the Company's financial statements, and the independent auditors have the responsibility for examining those statements and expressing an opinion thereon. The Audit Committee's primary responsibility with respect to the Company's financial statements is one of review.

         The Committee has acted, pursuant to its Charter, and has during the year, (a) appointed the independent auditors of the Company to audit the Company's books for the fiscal year ending December 31, 2003, (b) reviewed with the independent auditors their internal quality control procedures and independence from management, (c) reviewed with management and the independent auditors recent accounting pronouncements and their effect on the financial statements of the Company, (d) reviewed the Company's financial and disclosure control procedures instituted by management, and (e) reviewed with the Senior Vice President-Finance and the Internal Audit Manager the Company's internal system of financial and accounting controls, and the results of internal audits.

         The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement and Auditing Standards No. 61, titled "Communication with Audit Committees," and received from the independent auditors written disclosures regarding the independence of the independent auditors from the Company as required by Independence Standards Board Standard No. 1, titled "Independence Discussions with Audit Committees." The Audit Committee considered the compatibility of the non-audit services the Company received from its independent auditor and the effect of such engagements on the independence of the independent auditors.

         Based on all of the above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

DAVID M. KELLY, Chairman, WINSTON R. HINDLE, JR., GEORGE F. KING, Members




                   SHAREHOLDER RETURN PERFORMANCE PRESENTATION

The Shareholder Return Performance Presentation shall not be deemed to be "soliciting material" or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts.

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the common stock of Mestek against the cumulative total return of the S&P Composite 500 Stock Index and the Company's "Peer Group", the S&P Building Materials Index for the period of five
(5) fiscal years commencing December 31, 1997 and ended December 31, 2002. It assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Mestek Common Stock, S&P 500, and S&P Building Materials. Cumulative total return assumes reinvestment of dividends.


                       COMPARATIVE FIVE-YEAR TOTAL RETURNS
                         Mestek, Inc., S&P 500, S&P Building Materials (Performance results through 12/31/02)


--------------------------------------------------------------------------------------------------------------------
Company / Index                     Dec 97       Dec 98        Dec 99       Dec 00       Dec 01       Dec 02
--------------------------------------------------------------------------------------------------------------------
MESTEK INC                              100         106.67        108.00       95.74        135.69       102.87
--------------------------------------------------------------------------------------------------------------------
S&P 500 INDEX                           100         128.58        155.63       141.46       124.65        97.10
--------------------------------------------------------------------------------------------------------------------
BUILDING MATERIALS-500                  100         106.20        83.34        77.50        75.07         69.01
--------------------------------------------------------------------------------------------------------------------

[OBJECT OMITTED]

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         WESTFIELD, MASSACHUSETTS. Mestek leases several parcels of property and office space in Westfield, Massachusetts from Sterling Realty Trust, as described below. Mestek's corporate headquarters and commercial products manufacturing facilities are leased under two leases corresponding to the two major buildings on the north side of Notre Dame Street, one at a net annual rental of $282,000, which expires on December 31, 2005, and the other at a net annual rental of $76,800, which expires on June 30, 2003. Both leases are payable monthly. Mestek leases its South Complex, including its advertising facility, the Reed Institute training facility and the baseboard manufacturing facility pursuant to a lease which expires December 31, 2008, at a net annual rental of $256,800, payable monthly. Mestek also leases office space for its gas products group and for its controls and software group under three leases in an office building on North Elm Street; one lease which expires on June 30, 2004, at an annual rental of $75,504 and an annual build out amortization of $51,564 for five years payable monthly, and one lease which expires on September 30, 2005, at an annual rental of $24,640, and an annual build out amortization of $18,884 for five years, payable monthly. The third lease is on a month-to-month term at an annual rental rate of $21,024. Sterling Realty Trust is a Massachusetts business trust of which John E. Reed, a director of the Company, is the sole trustee and of which Mr. Reed and a Reed family trust are the sole beneficiaries.

         FARMVILLE, NORTH CAROLINA. Mestek leases its Farmville, North Carolina production facility from Rudbeek Realty Corp. ("Rudbeek") pursuant to an amended lease which expires on December 31, 2010, for an annual minimum net base rental of $435,600, payable monthly. Rudbeek is owned by James A. Burk (Vice President of the Company) and certain other members of the Burk family, and a family-trust for which John E. Reed, a director of the Company, serves as trustee and of which Stewart B. Reed (Mr. Reed's son and a director of the Company), is a beneficiary.

         SOUTH WINDSOR, CONNECTICUT. Mestek leases its South Windsor, Connecticut facility from MacKeeber Associates Limited Partnership ("MacKeeber"), a Connecticut limited partnership, pursuant to an amended lease for a net annual base rental of $324,600, payable monthly. Such lease expires on December 31, 2004. MacKeeber is owned by John E. Reed and Stewart B. Reed, directors of the Company, and by E.H. Burk and David R. Macdonald, former directors of the Company, as limited partners and John E. Reed as the sole general partner. In 1984, the Connecticut Development Authority issued an Industrial Development Bond in the principal amount of $3,500,000, bearing interest at 72% of the prime rate, with final maturity in 2004. The balance outstanding under the Bond at December 31, 2002 was approximately $255,000. Of the proceeds of issuance of such Bond, $2,650,000 were lent by the Authority to MacKeeber (the proceeds of which loan were used to acquire the South Windsor facility) and $850,000 were lent by the Authority to a former subsidiary of the Company (the proceeds of which loan were used to acquire certain machinery and equipment for use at the South Windsor facility). The Company and MacKeeber have agreed to an unconditional guaranty of the payment of each other's note under the loan agreement. The obligations of the Company under its note have been paid in full.

         CARECENTRIC, INC. As of December 31, 2002, the Company has certain investments in CareCentric, Inc., a Delaware corporation ("CareCentric"). These investments consist of, inter alia, (a) 5,600,000 shares of CareCentric Series B Preferred Stock (the voting rights to which have been transferred to John E. Reed, a director of the Company), which are convertible to 6,000,000 shares of CareCentric common stock issuable to the Company, (b) Warrants to purchase 890,396 shares of CareCentric common stock at a price of $1.00 per share that expire on July 15, 2004, and (c) a five year secured convertible credit facility in the amount of $4,000,000, convertible to shares of common stock of CareCentric at $1.00 per share, and maturing on June 30, 2007, subordinated to credit facilities provided to CareCentric by John E. Reed and another CareCentric director. The balance outstanding under the Mestek credit facility was $4,000,000 as of December 31, 2002. In addition, the payment of a $6.0 million credit facility of CareCentric with Wainwright Bank & Trust Company is guaranteed by the Company. The balance outstanding under the Wainwright credit facility was approximately $4,525,000 at December 31, 2002. John E. Reed, a director of the Company, is a director of Wainwright Bank & Trust Company. Mr. Reed through his direct ownership of Mestek common stock, and as trustee under various family trusts, has the potential to control a majority of the vote on matters to be voted on by the Mestek shareholders. As a consequence of John E. Reed's direct and indirect ownership of the CareCentric common stock, the voting power he holds with respect to the CareCentric Series B Preferred Stock, and his ownership of the CareCentric Series D Preferred Stock, Mr. Reed has significant control over the total voting power on matters to be voted upon by stockholders of CareCentric. Mr. Reed is also Chairman of the Board of Directors of CareCentric, and Messrs. Hindle and S.B. Reed, directors of the Company, are members of the CareCentric Board of Directors. Until October 31, 2001, Mr. Dewey was President and Chief Executive Officer of CareCentric.

         OTHER CONSIDERATIONS AND RELATIONSHIPS. Mestek, Inc. retained Hunter Associates, Inc. during 2002 to provide brokerage services to the Company in acquiring shares of the common stock of the Company for the Treasury, and proposes to retain that firm during 2003. David W. Hunter, a director of the Company, is Chairman of Hunter Associates, Inc.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 30, 2003 are John E. Reed and Stewart B. Reed, both of whom are directors of the Company. The address of each of Messrs. J.E. Reed and S.B. Reed is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

         The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding Common Stock as follows on March 30, 2003:

     Name and                       Amount and nature of         Percent
     beneficial owner               beneficial ownership         of Class


    Directors:
    William J. Coad                    3,200                        *
    Winston R. Hindle, Jr.             9,000                        *
    David W. Hunter                   13,330(1)                     *
    David M. Kelly                     5,000                        *
    George F. King                     3,000                        *
    John E. Reed                   3,297,893(2)                   37.81%
    Stewart B. Reed                2,195,387(3)                   25.17%
    Edward J. Trainor                    500                        *

    Executive Officers:
    R. Bruce Dewey                    50,307(4)                     *
    William S. Rafferty               46,000(5)                     *
    Stephen M. Shea                   40,000(6)                     *
    James A. Burk                     37,594(7)                     *
    All executive officers and
    directors as a group           ____________                 _________
     (12 persons)                  5,701,211                      65.37%

     * less than 1%

(1)      Excludes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(2) Excludes 13,307 shares of common stock held by his wife and 13,307 shares of common stock held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. 1,325,833 of such shares of common stock are, however, included in the shares listed as beneficially owned by Stewart B. Reed per note (3) below. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(3) Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(4) Includes 50,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 30, 2003.

(5) Includes 45,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan which options are exercisable within 60 days of March 30, 2003.

(6) Includes 37,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 30, 2003.

(7) Includes 5,000 shares of common stock granted under the Mestek, Inc. 1996 Stock Option Plan, which options are exercisable within 60 days of March 30, 2003.


                          COMPLIANCE WITH SECTION 16(a)
                         OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2002, all applicable Section 16(a) filing requirements were satisfied.


                            MATTERS TO BE ACTED UPON

1.       Election of Directors

         In accordance with the By-Laws of the Company, the Board of Directors consists of not less than three (3) nor more than fourteen (14) members, as set forth from time to time by the Board of Directors, elected by the shareholders annually. The number of directors was recently set at eight (8), and all eight
(8) of the current directors will stand for election at the Annual Meeting on June 3, 2003. The Board of Directors recommends the election of the eight (8) nominees identified below. The proxies named in the accompanying proxy card intend, subject to the discretionary authority to cumulate votes described above, to vote for the eight (8) persons named below, unless otherwise directed by the shareholder on the proxy card. The Board of Directors knows of no reason why any nominee will be unavailable or unable to serve. If any nominee is unable to serve or for good cause will not serve, the persons named as proxies will vote for such other persons as they shall deem to be in the best interest of the Company.

Nominees to be Elected

William J. Coad            Age 71                  Director of Mestek since 1986

         Mr. Coad is President of Coad Engineering Consulting Enterprises, Inc., St. Louis, Missouri, and was President and Chairman of the Board of The McClure Corporation, St. Louis, Missouri, mechanical and electrical engineering consultants, until 2002, and from 1968 until 1984 he served as its Vice President and Director. He was an affiliate Professor of Mechanical Engineering at Washington University in St. Louis, Missouri until his retirement from that position in January 1989. Mr. Coad is also a director of Mechanical Engineering Data Service, Inc., St. Louis, Missouri, and Exergen Corporation, Natick, Massachusetts. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Coad had been a Director of Reed since 1985.

Winston R. Hindle, Jr.     Age 72                  Director of Mestek since 1994

         Mr. Hindle was Senior Vice President of Digital Equipment Corporation, Maynard, Massachusetts, prior to his retirement in July, 1994. In his 32 years with Digital, he managed both corporate functions and business units and was a member of the Company's Executive Committee. Mr. Hindle graduated from Amherst College and received a Masters in Industrial Management from the Massachusetts Institute of Technology. Mr. Hindle serves on the board of CareCentric, Inc., an investment of the Company. Mr. Hindle is also a director of Keane, Inc. of Boston, Massachusetts and Clare Corporation of Beverly, Massachusetts.

David W. Hunter            Age 74                  Director of Mestek since 1985

         Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment-banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment-banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., Justifacts, and Quanterra, Inc. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987.

David M. Kelly             Age 61                  Director of Mestek since 1996

         Mr. Kelly is currently the Chairman of the Board and Chief Executive Officer of Matthews International Corporation, located in Pittsburgh, Pennsylvania, and also served as President and Chief Operating Officer of Matthews International since 1995. Prior to his employment with Matthews International, Mr. Kelly was employed by Carrier Corporation for 22 years where he held a variety of executive positions, in the United States and in Asia, in marketing, finance, manufacturing and operations. Mr. Kelly received a Bachelor of Science in Physics from Boston College in 1964, a Master of Science degree in Molecular Biophysics from Yale University in 1966, and a Master of Business Administration from Harvard Business School in 1968. Mr. Kelly also serves as a Director of various subsidiaries of Matthews International, Elliott Corporation and the United Way of Allegheny County.

George F. King    Age 64                          Director of Mestek since 2002

         Mr. King was most recently President and Chief Executive Officer of Jannock Metal Building Materials Group of Jannock, Ltd., a manufacturer of building products from 1997 to 2001, and was formerly President and Chief Executive Officer of Associated Building Systems, Inc. from 1995 to 1997, and Chairman, President and Chief Executive Officer of Kirby Building Systems, Inc. from 1983 to 1995. Prior to holding these positions, Mr. King held a variety of high managerial positions with several companies in the construction products industry. He was Chairman of the Metal Building Manufacturers Association in 1990 and 1997, and a member of its Executive Committee for a number of years. Mr. King is currently a consultant to the metal building systems fabricating industry and serves on the Board of one of the Company's subsidiaries. He graduated from the University of Kentucky and received an MBA from the University of Chicago Graduate School of Business.

John E. Reed                 Age 87                Director of Mestek since 1986

         Mr. J.E. Reed is currently Chairman of the Board and Chief Executive Officer of the Company and had been Chairman, President and Chief Executive Officer since 1989, is a member of the Executive Committee and serves on the Boards of the Company's subsidiaries. From 1986 until 1989 he was President and Chief Executive Officer, and prior to the 1986 merger of Mestek, Inc. and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a director of Wainwright Bank & Trust Co., Boston, Massachusetts, and CareCentric, Inc., Atlanta, Georgia. Mr. Reed is the father of Stewart B. Reed, a director of the Company.

Stewart B. Reed            Age 55                  Director of Mestek since 1986

         Through April 1996, Mr. S.B. Reed was employed as the Executive Vice President of the Company and now serves as a consultant to the Company on acquisitions, labor and employment matters. He is a member of the Executive Committee. Prior to the 1986 merger of Mestek, Inc. and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is a director of CareCentric, Inc., Atlanta, Georgia. Mr. Reed is the son of John
E. Reed, Chairman of the Board and Chief Executive Officer of the Company.

Edward J. Trainor Age 62                    Director of Mestek since 2002

         Mr. Trainor is currently Chairman of the Board of Standex International Corporation (NYSE: SXI) and was formerly Chairman and Chief Executive Officer of Standex from 2001 to 2002, was President and Chief Executive Officer of Standex from 1995 to 2001, and was President of Standex from 1994 to 1995. Prior to joining Standex, Mr. Trainor held a variety of executive positions with Kodak Corporation in engineering and manufacturing. Mr. Trainor currently serves on the Board of one of the Company's subsidiaries.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE EIGHT NOMINEES LISTED ABOVE AS DIRECTORS.


                          BOARD MEETINGS AND COMMITTEES

         During the calendar year of 2002 the Board of Directors held seven (7) meetings. All directors were present at the meetings, except Mr. Stewart Reed who was excused from one meeting.

         The Board of Directors has four (4) standing committees: Audit, Compensation, Executive and Nominating/Corporate Governance.

Audit Committee

         The Audit Committee's responsibilities are as set forth in its Charter adopted in February, 2000, and amended December 10, 2002, and attached to this Proxy Statement as Appendix C. The Committee held five meetings and consulted with each other and management as necessary to discharge its duties throughout 2002. Please see the report of the Audit Committee set forth in this Proxy Statement. The current members of the Audit Committee are Messrs. Kelly (Chairman), Hindle and King.

Compensation Committee

         The Compensation Committee is responsible for reviewing the salary of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of salary to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee set forth in this Proxy Statement. The Committee met in December 2002 to consider and recommend compensation matters to the Board of Directors. The current members of the Committee are Messrs. Hunter (Chairman), Coad and Trainor.

Executive Committee

         To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Committee are Messrs. J.E. Reed (Chairman), Hindle and S.B. Reed.

Nominating/Corporate Governance Committee

         The Nominating/Corporate Governance Committee's responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, (c) proposing nominees to fill vacancies on the Board of Directors as they occur, and (d) recommending principles of corporate governance pursuant to which the Board and its committees perform their respective duties. The Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Committee are Messrs. Coad (Chairman), Trainor and Hunter. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Committee will consider prospective candidates whose names have been submitted by shareholders. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

2.       Ratification of Appointment of Independent Public Accountants

         The Audit Committee of the Board of Directors of the Company has voted to appoint the accounting firm of Grant Thornton LLP as independent public accountants to audit the financial statements of the Company for the year ending December 31, 2003, and, although the Committee has sole authority to appoint the independent auditors, it has recommended to the Board of Directors that the Board recommend that the shareholders of the Company ratify such appointment at the Annual Meeting of the Company. Although ratification by the shareholders of the appointment of independent public accountants is not required, the Company has followed the practice of submitting such appointment for ratification by the shareholders. The persons named in the accompanying proxy card intend, subject to the discretionary authority above, to vote FOR the Ratification of the Appointment of Grant Thornton LLP. If such ratification is not obtained, the Audit Committee of the Board of Directors of the Company will reconsider its appointment of Grant Thornton LLP. A representative of Grant Thornton LLP has been invited and is expected to be present at the Annual Meeting where he or she will have an opportunity to make a statement if he or she desires, and he or she will be available to respond to appropriate questions.


                       PRINCIPAL ACCOUNTING FIRM AND FEES

         The Audit Committee approved the retention of Grant Thornton, LLP to audit the Company's consolidated financial statements in 2002. The Audit Committee has restricted the non-audit services that Grant Thornton may provide primarily to tax services, merger and acquisition due diligence, and audit services. The Audit Committee has adopted procedures for pre-approval of the use of the independent auditors and to require that the lead audit partners assigned by the independent auditors to the Company be changed at least every five years.

         The Company has elected to voluntarily report the fees paid to Grant Thornton LLP in the categories set forth below in accordance with Item 9 of 17 C.F.R. 240.14a-10. The following table sets forth the aggregate amounts invoiced to the Company for the fiscal year ended December 31, 2002 by the Company's principal accounting firm, Grant Thornton LLP:

                                                   2002                  2001
                                                   ----                  ----
         Audit Fees:                              $234,821              $196,015
         Audit-Related Fees:                            $0                    $0
         Tax Fees:                                 $39,600               $25,647
         Other:                                    $13,900              $600,000
                                                   -------              --------
         Total:                                   $288,321              $821,662

         "Audit Fees" are fees the Company paid Grant Thornton for professional services for the audit of the Company's financial statements included in Form 10-K and review of financial statements included in Form 10-Q's, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. "Audit-Related Fees" are fees billed by Grant Thornton for assurance and related services, reasonably related to the performance of the audit or review of the financial statements. "Tax Fees" are fees for the compliance, the advice and tax planning. "All Other Fees" are fees billed by Grant Thornton not included in the other three categories.


          THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

3.       Other Matters

         No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy card will vote thereon according to their best judgment in the interest of the Company.


                                  VOTE REQUIRED

         The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Articles of Incorporation or By-Laws.

         The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the eight (8) positions on the Board of Directors of the Company to be filled. The appointment of the independent accountants will be ratified by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

         Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of such election, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

March 31, 2003                                                MESTEK, INC.

                                                        Appendix A
[GRAPHIC OMITTED]




                         CORPORATE GOVERNANCE GUIDELINES


         1.       Director Qualification Standards

         A majority of the members of the Board of Directors must qualify as independent directors in accordance with the applicable provisions of the Securities Exchange Act of 1934, and the rules promulgated hereunder and the applicable rules of the New York Stock Exchange.

         2.       Director Responsibilities

         Directors should exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company in a manner consistent with their fiduciary duties. Directors should regularly attend meetings of the Board of Directors and of all Board committees upon which they serve. To prepare for meetings, directors should review the materials that are sent to directors in advance of those meetings.

         The Board of Directors of the Company will schedule regular executive sessions where non-management directors (i.e., directors who are not company officers but who do not otherwise have to qualify as "independent" directors) meet without management participation. The non-management directors shall either select a non-management director to preside at each executive session or shall establish a procedure by which the presiding director for each executive session shall be selected. The Board of Directors or the Company will establish methods by which interested parties may communicate directly with the presiding director or with the non-management directors of the Board of Directors as a group and cause such methods to be disclosed.

         The Board of Directors shall at all times maintain an Audit Committee, a Nominating & Governance Committee and a Compensation Committee which must operate in accordance with applicable law, their respective charters as adopted and amended from time to time by the Board, and the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange. The Board may also establish such other committees as it deems appropriate and delegate to such committees such authority permitted by applicable law and the Company's bylaws as the Board sees fit.

         3.       Director Access to Management and Independent Advisors

         The Company shall provide each director with complete access to the management of the Company, subject to reasonable advance notice to the Company and reasonable efforts to avoid disruption to the Company's management, business and operations. The Board of Directors and Board committees, to the extent set forth in the applicable committee charter, have the right to consult and retain independent legal and other advisors at the expense of the Company.

         4.       Director Compensation

         The Board of Directors or an authorized committee thereof will determine and review the form and amount of director compensation, including cash, equity-based awards and other director compensation. In connection with such director compensation, the Board of Directors will be aware that questions may be raised when directors' fees and benefits exceed what is customary. Similarly, the Board of Directors will be aware that the independence of directors could be questioned if substantial charitable contributions are made to organizations in which a director is affiliated or if the Company enters into consulting contracts with, or provides other indirect compensation to, a director. The Board of Directors will critically evaluate each of these matters when determining the form and amount of director compensation, and the independence of a director.

         5.       Director Qualifications Standards

         o The Nominating & Governance Committee shall be responsible for reviewing with the Board additional qualifications for directors, taking into account the composition and skills of the entire Board of Directors.

          o Recognizing the value of continuity of Directors who have experience with the Company, there are no limits on the number of terms in which a Director may hold office.

         o The size of the Board of Directors shall be not more than 15 nor less than 5 directors. However, the Board would be willing to have a somewhat larger number of directors to accommodate the availability of an outstanding candidate. Similarly, the Board is willing to reduce the size of the Board, or maintain a vacancy, if it cannot identify available candidates meeting the Board's qualification standards.

         o No member of the Board of Directors shall serve on the Board of Directors of more than three other public companies.

         o Directors are expected to advise the Chairman of the Board and the Chairman of the Nominating & Governance Committee promptly upon accepting any other public company directorship or any assignment to the audit committee or compensation committee of the board of directors of any public company of which such Director is a member.

         o Directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating & Governance Committee. A Director should offer to resign if the Nominating & Governance Committee concludes that the Director no longer meets the Company's requirements for service on the Board of Directors.

         o No Director shall serve as a director, officer or employee of a competitor of the Company.

         o The Chairman of the Board and the Chairman of the Nominating & Governance Committee shall jointly extend invitations to new nominees to the Board of Directors.

         o The Board of Directors reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board of Directors specifically reserves the right to vest the responsibilities of Chairman of the Board and Chief Executive Officer in the same individual. The Board has no fixed policy with respect to combining or separating the offices of Chairman of the Board and Chief Executive Officer.

          6.      Director Responsibilities

          o Information and data that is important to the Board's understanding of the business to be discussed at meetings will be distributed in advance of meetings to the extent practicable, except when such material is too sensitive to be put in writing.

         o Directors shall preserve the confidentiality of confidential material given or presented to the Board of Directors.

         o The Chairman of the Board shall set the agenda of meetings of the Board of Directors and the Chairman of each committee shall set the agenda of meetings of the applicable committee. Any Director may suggest agenda items and may raise at meetings other matters that they consider worthy of discussion.

         o Directors must disclose to other Directors any potential conflicts of interest they may have with respect to any matter under discussion and, if appropriate, refrain from voting on a matter in which they may have a conflict.

         o Except in unusual circumstances or as required by committee charters or as requested by senior management, Directors are expected to follow the principle that senior management, as opposed to individual Directors, provides the public voice of the Company. Directors receiving inquiries from institutional investors, the press or others should refer them to the Chief Executive Officer or other appropriate officer of the Company.

         The Board of Directors or the Company will establish methods by which interested parties may communicate directly with the presiding director or with the non-management directors of the Board of Directors as a group and cause such methods to be disclosed.

         The Board of Directors or the Company will establish methods by which interested parties may communicate directly with the presiding director or with the non-management directors of the Board of Directors as a group and cause such methods to be disclosed.

          o The Board does not believe in mandating fixed rotation of Board committee members and/or chairpersons since at any time there may be reasons for maintaining continuity. The Board believes that ideally there should be some rotation over time on a staggered basis to foster diverse views while at the same time ensuring continuity.

         o The Board believes that Directors should be stockholders and have a financial stake in the Company. While the Board does not believe it appropriate to specify the level of share ownership for individual Directors, it is anticipated that each Director will develop a meaningful ownership position in the Company over time.

         o In considering the best long-term and short-term interests of the Company, Directors may consider the needs of employees, suppliers and customers of the Company and its subsidiaries, communities in which the Company and its subsidiaries conduct business and other pertinent factors in addition to fulfilling its obligations for increased shareholder value.

          7.      Director Orientation and Continuing Education

         The Board of Directors of the Company will establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director. The Board of Directors or the Company will encourage, but not require, directors to periodically pursue or obtain appropriate programs, sessions or materials as to the responsibilities of directors of publicly-traded companies.

         8.       Management Evaluation and Succession

         The Board of Directors (not including any members of management of the Company) will conduct an annual review of the performance and compensation of the Chief Executive Officer, taking into account the views and recommendations of the Compensation Committee and Nominating & Governance Committee, as applicable, and as set forth in their respective Charters.

         The Board of Directors will establish and review such formal or informal policies and procedures, consulting with the Nominating & Governance Committee, the Chief Executive Officer and others, as it considers appropriate, regarding succession to the Chief Executive Officer in the event of emergency or retirement.

         9.       Annual Performance Evaluation of the Board

         The Board of Directors will conduct a self-evaluation annually to determine whether it and its committees are functioning effectively. The full Board of Directors will discuss the evaluation report to determine what, if any, action could improve Board and Board committee performance. The Board of Directors, with the assistance of the Nominating & Governance Committee, as appropriate, shall review these Corporate Governance Guidelines on an annual basis to determinate whether any changes are appropriate.



         10.      Amendment, Modification and Waiver

         These Guidelines may be amended, modified or waived by the Board of Directors and waivers of these Guidelines may also be granted by the Nominating & Governance Committee, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated hereunder and the applicable rules of the New York Stock Exchange.

         Date: September 9, 2002

                                                          Appendix B






                     CHARTER OF THE COMPENSATION COMMITTEE

A.       Name

There shall be a committee of the Board which shall be called the Compensation Committee.

B.       Purpose

The Compensation Committee shall (1) discharge the Board's responsibilities relating to compensation of the Company's executives and (2) produce an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable rules and regulations.

C.       Committee Membership and Procedure

The Compensation Committee shall consist of no fewer than three members. Each member of the Compensation Committee shall satisfy the independence requirements of the New York Stock Exchange and, if deemed appropriate from time to time, meet the definition of "non-employee director" under Rule 16b-3 under the Securities Exchange Act of 1934, and "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986. The Board shall appoint the members of the Compensation Committee annually, considering the recommendation of the Nominating & Governance Committee, and further considering the views of the Chairman of the Board and the Chief Executive Officer, as appropriate.

The members of the Compensation Committee shall serve until their successors are appointed and qualify, and shall designate the Chairman of the Compensation Committee. The Board shall have the power at any time to change the membership of the Compensation Committee and to fill vacancies in it, subject to such new member(s) satisfying the above requirements. Except as expressly provided in this Charter or the by-laws of the Company or the Corporate Governance Guidelines of the Company, the Compensation Committee shall fix its own rules of procedure.

D.       Committee Authority and Responsibilities

              o The Compensation Committee shall review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO's performance in light of those goals and objectives, and set the CEO's compensation level based on this evaluation.

              o In determining the long-term incentive component of CEO compensation, the Compensation Committee should consider the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company's CEO in past years.

              o The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be sued to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant's fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

              o The Compensation Committee shall make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

              o The Compensation Committee shall adopt, administer, approve and ratify awards under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

              o The Compensation Committee shall review and make recommendations with respect to performance or operating goals for participants in the Company's incentive plans.

              o The Compensation Committee shall make regular reports to the Board.

              o The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Compensation Committee shall annually review its own performance.

              o The Compensation Committee may form and delegate authority to subcommittees when appropriate.

              o The Compensation Committee shall review and make recommendations to the Board on the overriding compensation philosophy for the Company.

              o The Compensation Committee shall meet annually with the CEO to receive the CEO's recommendations concerning performance goals and the CEO's evaluation of the Company's progress toward meeting those goals.

              o The Compensation Committee shall annually review and approve, for the CEO and the senior executives of the Company, (1) employment agreements, severance arrangements, and change in control agreements or provisions, in each case, when and if appropriate, and (2) any special or supplemental benefits.

Date: September 9, 2002

                                                             Appendix C






                         CHARTER OF THE AUDIT COMMITTEE


A. Purpose: The primary function of the Audit Committee is to assist the Board of Directors in its oversight over (a) the financial controls and statements of the Company, (b) the Company's compliance with legal and regulatory requirements, (c) the audit functions of the Company's independent auditors and internal audit departments, and (d) preparation of a report by the Committee which must be included by law in the Company's annual proxy statement.

B. Committee Membership and Procedure:The Audit Committee shall consist of at least three members of the Board. Each of the Committee members must be (a) independent, and (b) financially literate (as such terms are defined by applicable law or exchange rule) at the time of appointment to the Committee, or become financially literate in a reasonable amount of time after appointment to the Committee. One member of the Committee should be a "financial expert" as defined by applicable law. A member of the Audit Committee may not receive compensation from the Company in the form of consulting, advisory or other compensatory fees. No member of the Committee may serve more than three audit committees of other public companies, without the prior consent of the Board. The Board of Directors shall appoint the members of the Audit Committee, considering the recommendation of the Nominating and Corporate Governance Committee and the views of the Chairman of the Board and CEO. The Board may at any time change the membership of the Audit Committee and fill any vacancies.

C. Meetings: The Audit Committee shall meet a minimum of four times during each calendar year, and as necessary at the discretion of the Committee.


D. Committee Authority and Responsibilities: The Audit Committee represents the Board of Directors and discharges its responsibility of oversight of the financial reporting process by carrying out the functions listed below. The existence of the Committee does not alter the responsibilities of the Company's management and the independent auditors with respect to the accounting and internal control functions of the Company, and the preparation and presentation of its financial statements. The principal responsibilities and duties of the Committee are:

         (1) Review and discuss with management and the public accountants the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

         (2) Review and discuss with management and the public accountants the Company's quarterly financial statements, including disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operations" or similar disclosures, and the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, prior to the filing of its Form 10-Q, including the results of the registered public accountants' reviews of the quarterly financial statements.

         (3) Review and discuss with management and the public accountants, as applicable, (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management or the public accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the public accountants and the Company's response to that letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the public accountants' activities or on access to requested information and management's response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance (generally or on a case-by-case basis) provided to analysts and rating agencies.

(4) Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

         (5) Obtain and review a report from the public accountants at least annually regarding (a) the registered public accountants' internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the public accountants and the Company. Evaluate the qualifications, performance and independence of the public accountants, including a review and evaluation of the lead partner of the registered public accountant and taking into account the opinions of management and the Company's internal auditors.

         (6) Ensure that the lead audit partner of the public accountants and the audit partner responsible for reviewing the audit are rotated at least every five years as required by the Sarbanes-Oxley Act of 2002, and further consider rotation of the public accountant firm itself.

         (7) Recommend to the Board policies for the Company's hiring of employees or former employees of the public accountants who were engaged on the Company's account (recognizing that the Sarbanes-Oxley Act of 2002 does not permit the CEO, controller, CFO or chief accounting officer to have participated in the Company's audit as an employee of the public accountants during the preceding one-year period).

(8) Discuss with the public accountants any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement.

         (9) Discuss with management and the public accountants any accounting adjustments that were noted or proposed by the registered public accountants but were passed (as immaterial or otherwise).

         (10) Ensure that the Company maintains an internal audit function and discuss with the public accountants the internal audit department and its audit plan, responsibilities, budget and staffing. Review adequacy of internal control process, and results of implementation of the policies and procedures.

         (11) Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         (12) Review disclosures made by the Company's principal executive officer or officers and principal financial officer or officers regarding compliance with their certification obligations as required under the Sarbanes-Oxley Act of 2002 and the rules promulgated hereunder, including the Company's disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

(13) Review any reports of the registered public accountants mandated by Section 10A of the Securities Exchange Act of 1934, as amended, and obtain from the registered public accountants any information with respect to illegal acts in accordance with Section 10A.

(14) Audit Committee shall be empowered to engage such independent advisors, including without limitation, legal, accounting or financial consultants, as the Committee may determine to carry out its duties. The Committee shall promptly advise the Board of Directors of any such engagement, and the Company will provide the Audit Committee with sufficient funds to enter into such relationships.


  E. Evaluation: The Committee shall, on an annual basis, conduct a performance evaluation of its activities in the prior time period and shall review the adequacy of this charter.

  F. Limitation of Audit Committee's Roles: Notwithstanding the foregoing, it is not the Audit Committee's duty to prepare financial statements, plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate or prepared in accordance with generally accepted accounting principles. These are the responsibilities of management and the Company's independent auditors.



Dated:   December 10, 2002